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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2/Amendment No. 116 to Registration Statement Nos. 333-152192/811-21262 on Form N-4 of our report dated March 24, 2010, relating to the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries (the "Company") (which expresses an unqualified opinion and includes an explanatory paragraph regarding changes in the Company's method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009, its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and its method of accounting for deferred acquisition costs as required by accounting guidance adopted on January 1, 2007), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009, and to the reference to us as Experts under the heading "Independent Registered Public Accounting Firm" in the prospectus, which is part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP

New York, New York
April 6, 2010